Exhibit 10.2

EQUIPMENT SUPPLY AGREEMENT

THIS EQUIPMENT SUPPLY AGREEMENT (this “Agreement”) is made and entered into this 7th day of February, 2017 (the “Effective Date”) by and between JOHNSON CONTROLS BATTERY GROUP, INC., a Wisconsin corporation (“Customer”), and AQUA METALS, INC., a Delaware corporation (“Supplier”). Customer and Supplier will be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Supplier is the developer and owner of AquaRefining;

WHEREAS, Customer has various recycling facilities that recycle lead bearing materials that use a traditional heat-smelting process, and is interested in the possibility of converting or retrofitting such facilities so that they can use AquaRefining and/or constructing additional recycling facilities capable of using AquaRefining in the production of lead; and

WHEREAS, the Parties desire to collaborate, pursuant to the terms and conditions hereof, with respect to the development of new Customer facilities, or the retrofitting or conversion of existing Customer facilities, so that they can produce lead using AquaRefining, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations contained herein, the Parties agree as follows:

Article I
DEFINITIONS

1.1           “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2           “AquaRefining” means a water-based, room temperature process that produces lead recovered from lead acid batteries, which process is applied after lead paste is produced through the lead acid battery breaking process but prior to the lead refining process, and related equipment, systems and algorithms, that, without limitation, incorporates or relates to the AquaRefining Equipment and AquaRefining Technology.

1.3           “AquaRefining Equipment” means the equipment made part of and used in AquaRefining.

1.4           “AquaRefining Technology” means all Intellectual Property Rights and Know-How relating to AquaRefining in which Supplier possesses any right, title or interest as of the Effective Date and/or during the Term of this Agreement, or that Supplier otherwise provides or discloses to Customer.

1.5           “Authorized Representative” is defined in Section 8.1.

1.6           “Claim” means any claim, action, suit, demand or other legal assertion or proceeding brought by a third party.

1.7           “Confidential Information” shall mean any and all information and materials previously, currently or subsequently disclosed by one Party (“Discloser”) to the other Party (“Recipient”) (whether in writing or in oral, graphic, electronic or any other form, and including all Know-How) or otherwise made available to the Recipient which the Discloser considers to be and treats as proprietary or confidential and regardless of whether such information or materials are marked “confidential”. Subject to the following sentence, Supplier’s Confidential Information shall include Know-How only to the extent that is identified to Customer by Supplier in writing as Know-How hereunder. Information or materials shall not be considered Confidential Information to the extent such information or materials can be shown to have been: (a) available to the public prior to the date of disclosure to Recipient or to have become available to the public thereafter without any unauthorized act or omission by Recipient, (b) rightfully in Recipient’s possession prior to the date of disclosure to Recipient and not otherwise restricted as to disclosure for the benefit of Discloser, (c) disclosed to Recipient without restriction by a third party who had a right to disclose and was not otherwise under an obligation of confidence to Discloser, or (d) which by contemporaneous written evidence can be shown to have been independently developed by Recipient without use of or reference to Discloser’s Confidential Information.

1.8           “Customer” is defined in the Preamble.

1.9           “Customer Improvement” is defined in Section 4.2.

1.10         “Customer Indemnified Parties” is defined in Section 4.3.

1.11         “Customer Facilities Plan” is defined in Section 3.4.

1.12         “Development Program” is defined in Section 2.1.

1.13         “Development Program Agreement” is defined in Section 2.2.

1.14         “Discloser” is defined in Section 1.7.

1.15         “Effective Date” is defined in the Preamble.

1.16         “First Customer Facility” is defined in Section 3.3.

1.17         “Governmental Authority” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

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1.18         “Improvement(s)” means any extensions, enhancements, derivative works (as defined in 17 U.S.C. § 101), improvements, or further developments to the AquaRefining Technology, whether conceived or developed solely by or on behalf of Customer or Supplier, or jointly by Customer and Supplier, in the performance of the relationship contemplated hereunder.

1.19         “Intellectual Property Rights” means all current and future worldwide rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not constituting Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including, without limitation, copyrights, copyrightable works, software, firmware, data, data files, databases and other specifications and documentation; (e) Trade Secret Information; and (f) all other industrial and other intellectual property rights, including, without limitation, rights in inventions, discoveries, utility models, industrial designs, models, drawings, and mask works, and all rights, interests and protections that are associated with, equivalent with, or similar to, or required for the exercise of, any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to any Laws.

1.20         “Know-How” means all Trade Secret Information, scientific, technical and commercial data and documents, drawings, designs, operating experience and techniques, testing results, regulatory submissions, methods of manufacture, specifications, processes, procedures, inventions and other information of a similar nature, in each case related to AquaRefining, whether patentable or not, and whether publicly available or not.

1.21         “Law” or “Laws” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

1.22         “Liabilities” or “Liability” means all losses, costs, damages, judgments, settlements, interest, fees or expenses including, without limitation, all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs incurred in connection with the enforcement of rights and remedies hereunder or otherwise.

1.23         ***

1.24         “Party” or “Parties” is defined in the Preamble.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

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1.25         “Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations and renewals thereof), patent applications, inventions, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

1.26         “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

1.27         “Recipient” is defined in Section 1.7.

1.28         “Region” or “Regions” shall mean (1) North America, (2) Europe and (3) China.

1.29         “Representatives” is defined in Section 7.1.

1.30         “Supplier” is defined in the Preamble.

1.31         “Term” is the term of this Agreement as set forth in Section 6.1.

1.32         “Tolling/Purchase Agreement” means that certain Tolling/Lead Purchase Agreement of even date herewith between Supplier and Customer.

1.33         “Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection.

1.34         “Trade Secret” shall have the meaning set forth in the statutory Law of the State of Delaware (currently 20 Del. C. § 2001(4)).

1.35         “Trade Secret Information” means information constituting a Trade Secret or subject to protection as a Trade Secret.

Article II
COLLABORATION

2.1           Agreement to Collaborate. The Parties agree to enter into good faith negotiations for the formation of a long-term strategic relationship, more fully described in Article III, pursuant to which Customer shall become the “launch customer” of Supplier, with a “first mover advantage” and *** with respect to Supplier’s initial licensing of a AquaRefining and/or licensing or sale of the AquaRefining Equipment to third parties on a delivered, installed and fully commissioned basis. The collaboration referred to in this Section 2.1 is referred to herein as the “Development Program”.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

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2.2          Development Program - General. The Parties agree to use their good faith, commercial best-efforts to discuss and negotiate the Development Program consistent with the terms and conditions of Article III. The Parties acknowledge and agree, however, that the provisions of Article III are not complete and are intended solely as the basis for further discussions and are not intended to be, nor do they constitute, nor do they form the basis by which any arbitrator or court can determine, a legally binding agreement of the Parties with respect to the proposed Development Program or any of the matters set forth in Article III. Neither Party shall have any obligations or rights with respect to any of the matters set forth in Article III until such time, if ever, as the Parties enter into a written definitive agreement reflecting the final terms of the Development Program (“Development Program Agreement”), including the timeline for rolling-out the Development Program and all the terms and conditions of the Development Program and the Parties’ respective rights and obligation thereunder. The Parties agree to use their good faith, commercial best-efforts to conclude their discussion and negotiation of the Development Program no later than April 30, 2018, and to enter into, no later than June 30, 2018, a Development Program Agreement. Until the earlier of the expiration of the Term or the execution by the Parties of the Development Program Agreement, Supplier agrees that it will not supply AquaRefining Equipment or license AquaRefining to third parties. Except as set forth above with respect to Article III (Development Program), this Agreement, particularly Article II (Collaboration), Article IV (Intellectual Property), Article VI (Termination) and Article VII (Confidentiality), shall represent the binding agreement of the Parties.

Article III
DEVELOPMENT PROGRAM

The Parties hereby agree to use their good faith, commercial best-efforts to negotiate and enter into the Development Program Agreement consistent with the following terms and conditions:

3.1           Term. The Development Program Agreement shall have an initial fixed 5-year term ending on the fifth anniversary of the Effective Date.

3.2           Termination; Automatic Extensions. The Development Program Agreement shall provide that commencing on the second anniversary of the Effective Date, either Party shall be able to terminate the Development Program Agreement by providing a notice of termination, the delivery and receipt of which shall trigger a termination of the Development Program Agreement on the third anniversary of the date of such notice. Following the expiration of the initial 5-year term, the Development Program Agreement shall automatically extend each day for another three years unless a Party has previously provided a termination notice, in which case the Development Program Agreement will terminate on the third anniversary of the date of such notice.

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3.3          First Facility. The Development Program Agreement shall provide that upon written notification from Supplier of its readiness to convert or retrofit a Customer facility to be capable of using AquaRefining to produce lead, which notification may be given no later than September 30, 2017, Customer will consult with Supplier to retrofit or convert the first Customer facility (the “First Customer Facility”) with AquaRefining.

(a)          The First Customer Facility will be used to develop a “blueprint” for additional facilities, pursuant to which Supplier and Customer staff will work together to develop detailed engineering and project plans to retrofit or convert Customer’s existing smelter-based operations to the use of Aqua Process and/or build new Customer battery recycling facilities using AquaRefining. Appropriate consideration in such plans shall be given to the issues surrounding the necessary permitting requirements for water, gases and other materials as a consequence of such retrofit or conversion activities.

(b)          In connection with the First Customer Facility, Supplier will provide by way of licensing AquaRefining and/or sale or licensing of AquaRefining Equipment, the following:

(i)          AquaRefining and the related equipment, engineering and systems integration support sufficient to convert the existing smelter-based operation and/or the construction of a new battery recycling facility;

(ii)         Supporting equipment at Customer’s discretion;

(iii)        Training, evaluation and certification of Customer’s operations personnel sufficient for such personnel to competently operate AquaRefining; and

(iv)        Ongoing technical support and preventive maintenance.

(c)          In connection with the First Customer Facility, Customer will provide access to equipment operating data and parameters sufficient for Supplier to provide ongoing technical support and preventive maintenance.

(d)         The Parties will develop and set forth in the Development Program Agreement mutually acceptable payment terms for the design, planning, equipment supply and implementation of the First Customer Facility, working together in good faith to negotiate payment to Supplier based on the understanding that all equipment and services provided by Supplier must result in a commercially attractive recycling facility and that the cost and effort required to develop future facilities should be reduced by the success of the First Customer Facility. By way of illustration, payments to Supplier shall be structured on the following basis:

(i)          Payment of time and expenses shall be made at mutually acceptable commercial rates for Supplier’s share of the planning and design tasks associated with the First Customer Facility.

(ii)         Payment in one or more installments in respect of the equipment made part of AquaRefining supplied and commissioned to Customer’s satisfaction; and

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(iii)        Ongoing payments, based on the operational capacity of AquaRefining Equipment supplied, for any agreed upon ongoing services and licensing fees.

Given the scale of planning and preparation work required, it is expected that Supplier will commence delivery of the AquaRefining Equipment to the First Customer Facility with a target of March 2018.

3.4         Collaboration Regarding Provision of AquaRefining Equipment Across Additional Customer Facilities. The Development Program Agreement shall provide that, the Parties will work together in good faith to develop an approach and a mutually agreeable plan to augment, retrofit and/or build new battery recycling facilities using AquaRefining in Customer’s facilities (the “Customer Facilities Plan”) in the following regions: North America (NAFTA), China and Europe (EU) (each, as they are defined on the Effective Date, a “Region”), including all worldwide Customer recycling facilities and the recycling facilities of no more than three strategic partners of Customer per Region, provided that each such strategic partner supplies at least 10% of Customer ‘s tolling and/or lead offtake in the subject Region. The Development Program Agreement shall provide that the sale or lease of AquaRefining Equipment and the license of AquaRefining to Customer and such strategic partners shall be on a ***. The Customer Facilities Plan shall contain mutually agreeable commitments by the parties to devote sufficient resources to the plan. The Customer Facilities Plan shall not preclude the Parties from working together to launch and install AquaRefining in any region outside of those enumerated above. The Customer Facilities Plan shall be reviewed and updated every three months.

3.5         Mutual Access to Supplier and Customer Facilities. In developing the Customer Facilities Plan, Supplier will provide appropriate access to the facilities operated by Supplier (the “Supplier Operated Facilities”) for the purposes of training of Customer staff in the planning, commissioning and operation of AquaRefining and supporting processes. Similarly, Customer will provide appropriate access to the facilities operated by Customer for the purposes of planning, developing and commissioning AquaRefining and supporting AquaRefining Equipment.

3.6         Subsequent Facilities and Serviced License Terms. With respect to AquaRefining Equipment provided to facilities covered by the Customer Facilities Plan, such provision shall be on a “serviced license” basis, in which training, monitoring and maintenance will be included in return for:

(i)          Payment of time and expenses for Supplier’ share of the planning and design tasks associated with such facilities.

(ii)         Payment in one or more installments in respect of AquaRefining Equipment supplied and commissioned to Customer’s satisfaction; and

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

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(iii)        Ongoing licensing payments, based on the operational capacity of the AquaRefining Equipment supplied, for any agreed upon ongoing services.

3.7          AquaRefining Equipment Supply Planning. The Parties will align Supplier’s capacity to supply AquaRefining with Customer’s demand for same as set forth in the Customer Facilities Plan. Consistent with the foregoing, Customer shall provide a mutually agreeable schedule for Supplier to supply AquaRefining Equipment to Customer on a monthly basis (the “Customer Call-Off Schedule”).

3.8          Supplier’s Right to Provide Equipment to Third Parties. Provided that Supplier is meeting Customer’s scheduled demand as outlined in Section 3.7, above, Supplier shall be free to provide AquaRefining Equipment in any Region to third parties not affiliated with Customer, provided that it is on a delivered, installed and fully commissioned basis. Notwithstanding the foregoing, the Development Program Agreement will provide that Supplier will not supply AquaRefining Equipment or license AquaRefining to third parties until the following conditions have been met:

(i)          The initial planning for the First Customer Facility has been completed and resources have been identified and allocated to the Parties’ mutual satisfaction; and

(ii)         Customer has developed and delivered its first Customer Call-Off Schedule.

The parties agree that time is of the essence and to the consideration of reasonableness with respect to the above terms.

3.9         Intellectual Property Matters. Except as otherwise agreed by the Parties, the Development Program Agreement shall provide for each Party’s rights and obligations with respect to Intellectual Property Rights consistent with Article IV of this Agreement. The Development Program Agreement shall provide Customer with rights to use the AquaRefining Technology after termination of the Development Program Agreement on terms and in circumstances mutually agreeable to the Parties, which rights, terms and circumstances shall include that in the event of the early termination of Development Program Agreement based on breach by Supplier, Customer shall be afforded indefinite access to the AquaRefining Technology sufficient to maintain and operate any and all AquaRefining Equipment provided by Supplier prior to termination. For the avoidance of doubt, it is not contemplated by the Parties that continuing access to the AquaRefining Technology shall include broad rights to manufacture or procure additional AquaRefining Equipment. Such continuing access shall be defined by mutual consent in the Development Program Agreement. By way of example, such continuing access shall provide for continuation of licenses or other forms of AquaRefining Technology rights, operating manuals, drawings of serviceable parts, suppliers of serviceable parts, operator training materials, etc.

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Article IV

INTELLECTUAL PROPERTY

4.1           Ownership Generally. The Parties agree that, as between the Parties, Supplier will retain all right, title and interest in, and sole and exclusive ownership of, the AquaRefining Technology and any and all other Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) that were conceived, developed, owned or controlled by Supplier as of or prior to the Effective Date, and Customer will retain all right, title and interest in, and sole and exclusive ownership of, any and all Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) that were conceived, developed, owned or controlled by Customer as of or prior to the Effective Date. Each Party further acknowledges and agrees that, subject to Section 4.2, no rights or licenses to the other Party’s Intellectual Property Rights or Know-How are granted by either Party by way of this Agreement to the other Party, whether expressly or by implication or estoppel. If during the term of the Development Program Agreement, the Parties agree to jointly develop Intellectual Property, then the Parties shall enter into a new written agreement to govern their rights and obligations with respect to that Intellectual Property.

4.2           AquaRefining Improvements and Inventions. The Parties agree that, as between the Parties, all Improvements, and any other inventions, Intellectual Property Rights or Know-How (to the extent the Know-How is Confidential Information) relating to the AquaRefining Technology that are conceived or developed by either Supplier or Customer after the Effective Date of this Agreement, whether conceived or developed solely by or on behalf of Supplier, solely by or on behalf of Customer, or jointly by Supplier and Customer (collectively, the “Developed AquaRefining Technology”), shall belong to and be solely and exclusively owned by Supplier, and Customer agrees to assign, and hereby does irrevocably assign, to Supplier all right, title and interest in and to the Developed AquaRefining Technology; provided, that if the Developed AquaRefining Technology is conceived or developed solely by or on behalf of Customer (a “Customer Improvement”), Customer will receive from Supplier a worldwide, royalty free, non-transferrable (other than to Affiliates of Customer) and perpetual license to use the Customer Improvement in its recycling operations and the recycling operations of its strategic tolling partners conducted for Customer’s benefit; provided, further that the foregoing license to the Customer Improvement shall not create or give rise to any other express or implied license to the AquaRefining Technology. At Supplier ‘s request, during and after the term of this Agreement, Customer will assist and cooperate with Supplier in all respects (and will cause any personnel and subcontractors to assist and cooperate with Supplier in all respects), and give testimony and execute documents (and cause its personnel and subcontractors to give testimony and execute documents), and take such further acts as may be reasonably requested by Supplier to enable Supplier to acquire, transfer, maintain, perfect and enforce its rights in and to the Developed AquaRefining Technology; provided, that Supplier will pay all reasonable out-of-pocket costs and expenses incurred by Customer to provide such assistance and cooperation described above. Customer agrees to carry out and enforce with its officers, employees, agents and consultants all assignment of invention agreements reasonably necessary to assign all right, title and interest in and to the Developed AquaRefining Technology to Supplier as contemplated hereunder.

4.3           Indemnification Relating to Intellectual Property of Supplier. Supplier shall indemnify, defend and hold harmless the Customer, its Affiliates and their respective officers, directors, shareholders, employees, agents and customers (the “Customer Indemnified Parties”) from and against any loss, damage, liability, claim, deficiency, action, judgment, interest, award, penalty, fine, cost or expense (including reasonable attorney, consultant and professional fees and costs), and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, resulting from all Claims alleging that AquaRefining, any of the AquaRefining Technology or the AquaRefining Equipment, or any of the other Intellectual Property Rights, Know-How or Trade Secrets of Supplier, infringes the proprietary rights of any third party.

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Article V
REPRESENTATIONS AND WARRANTIES

5.1          Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)           it is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;

(b)           it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)           it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)           the execution of this Agreement by such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary action on the part of such Party;

(e)           the execution, delivery and performance of this Agreement by such Party will not violate, conflict with, require consent under or result in any breach or default under (i) any of such Party’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any contract to which it is a Party;

(f)           this Agreement have been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g)           it is in material compliance with all applicable Laws; and

(h)           it has sufficient working capital to perform its obligations under this Agreement and it is not insolvent.

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Article VI
TERM; TERMINATION

6.1           Term. Subject to early termination pursuant to this Agreement, this Agreement may be terminated (i) by written agreement of the Parties or (ii) by either Supplier or Customer upon sixty (60) days’ prior written notice to the other Party if the Development Program Agreement has not been entered into by June 30, 2018 (“Outside Termination Date”); provided, that the right to terminate this Agreement under Section 6.1(ii) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of or primarily resulted in the failure of the Parties to enter into the Development Program by the Outside Termination Date. In the event either Party delivers its notice of termination under Section 6.1(ii), each Party shall remain obligated to use its good faith, commercial best-efforts to negotiate and enter into the Development Program Agreement during the sixty (60) day notice period.

6.2           Early Termination. Either Party may terminate this Agreement upon ten (10) days prior written notice to the other Party in the event of any material breach of this Agreement by the other Party that goes uncorrected for thirty (30) days following written notice to the breaching Party.

6.3           Consequences of Termination. Upon the termination of this Agreement, (i) each of the Parties shall promptly comply with the provisions of Section 7.3 (regarding the return of all Confidential Information, Trade Secret Information and related information and materials); and (ii) Article IV, Article V and Article VII shall survive any expiration or termination of this Agreement. Termination or expiration of this Agreement shall not affect any rights or liabilities accrued prior to such expiration or termination.

Article VII
CONFIDENTIALITY

7.1           Restrictions on Disclosure and Use of Confidential Information. Recipient shall not use the Confidential Information of Discloser for any purpose except for the purpose of performing its obligations and exercising its rights under this Agreement. Recipient shall maintain the confidentiality of all Confidential Information of Discloser with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless Discloser grants specific, written, advance permission to do so, Recipient shall not disclose any Confidential Information to any third party except as provided for in this Article VII. Recipient shall limit access to Confidential Information of Discloser to those employees, contractors, or distributors of Recipient (collectively, “Representatives”) who have a need to know such information in order to assist Recipient in performance of its obligations and/or exercise of its rights under this Agreement and who are bound by confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement; provided, that, the Recipient shall be responsible for indemnifying the Discloser against any Claims or Liabilities of the Discloser arising out of the Representatives’ use or disclosure of such Confidential Information in a manner that the Recipient would not be permitted to use or disclose hereunder.

7.2           Exceptions. Recipient may disclose Confidential Information to the extent required by Laws or order of a court of competent jurisdiction, provided that, in such event, Recipient shall provide Discloser prompt, advance notice of such requirement to allow intervention (and shall cooperate with Discloser) to contest or minimize the scope of the disclosure (including through application for a protective order) and provide the Discloser with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

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7.3           Return of Confidential Information. Upon any expiration or termination of this Agreement and at any time upon written request by the Discloser, Recipient shall return all Confidential Information of Discloser and any copies thereof and all notes, memoranda or analysis relating thereto, and, to the extent legally permitted, delete or destroy all notes, documents, electronic mail or other computer storage which contain any Confidential Information and certify to the deletion or destruction within thirty (30) days after such written request from the Discloser; provided, however, that (a) the foregoing requirements do not apply to the extent that the Recipient is entitled to continue to use such Confidential Information pursuant to the terms of this Agreement, (b) the Recipient may retain one (1) copy of Confidential Information in a secure location for compliance purposes; and (c) the Recipient shall not be required to erase any computer records or files containing Confidential Information that have been created pursuant to standard archiving or back-up procedures, if applicable, if the Recipient continues to maintain the confidentiality of, and does not use for any purpose, such archived or backed-up information in accordance with the confidentiality and non-use restrictions hereunder.

7.4           Reservation of Rights. Any and all rights not expressly granted to Recipient herein are reserved by Discloser and no rights shall be implied for the benefit of Recipient as a result of this Agreement or the Parties’ activities hereunder.

7.5           Hiring of Employees. During the Term and for a period of twelve (12) months thereafter, neither Supplier (nor Supplier’s Affiliates) shall (i) directly or indirectly encourage any employee of Customer to terminate such employee’s employment with Customer, or solicit such an individual for employment (or engagement as a contractor or consultant) outside Customer in a manner which would end or diminish the employee’s services to Customer, or (ii) hire, in any capacity, including as an employee, contractor or consultant, any individual who is either an employee of Customer or was an employee of Customer during the prior twelve (12) month period, without the prior written consent of Customer.

Article VIII
GENERAL TERMS AND CONDITIONS

8.1           Notice. Each Party shall designate an authorized representative for receipt of any notice or requests provided for or permitted under this Agreement (“Authorized Representative”). Any notice or request provided for or permitted under this Agreement shall be in writing and shall be delivered in person or by facsimile, registered or certified mail return receipt requested, express delivery service or other nationally recognized overnight delivery service to the Authorized Representative of the other Party. Notice shall be considered given when received by the Authorized Representative at the address designated below. Either Party, by notice to the other Party in accordance with this Section 8.1, may change its Authorized Representative and/or address for receiving such notices.

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To Customer:	Johnson Controls Battery Group, Inc.
5757 N. Green Bay Avenue
Milwaukee, WI 53209
Attention: ***

With a copy to:	Johnson Controls Battery Group, Inc.
(for informational	5757 N. Green Bay Avenue
purposes only)	Milwaukee, WI 53209
Attention: ***

To Supplier:	Aqua Metals, Inc.
1010 Atlantic Avenue
Alameda, CA 94501
Attention: ***

With a copy to:	Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: ***

8.2           Governing Law. The rights and obligations of the Parties to this Agreement and the validity, construction, interpretation and performance of this Agreement and any claims arising under or related to this Agreement, whether in contract or tort, shall be governed by, construed and enforced in accordance with the laws of Delaware without regard to the provisions thereof concerning conflict of laws. The United Nations Convention on Contracts for the International Sales of Goods is expressly excluded from application to this Agreement in any way.

8.3           Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach by either Party of Article IV or Article VII, may cause immediate and irreparable harm to the other Party which may not be adequately compensated with money damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at Law, the Party seeking a remedy for such breach or threatened breach shall have the right to seek equitable and injunctive relief from a court having jurisdiction, without bond for any permanent injunctive relief, in connection with such a breach or threatened breach.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

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8.4          Dispute Resolution.

(a)           The Parties may, but are not obligated to, attempt to resolve any dispute informally as follows:

(i)          Either Party may initiate the informal dispute resolution process by giving written notice of a dispute (“Dispute Notice”) to the other Party. The other Party shall have five (5) Business Days to respond. The Dispute Notice and the response shall each include: (1) a statement of the Party’s position and a summary of arguments supporting that position, and (2) the name and title of the designated representative who will represent that Party in attempting to resolve the dispute.

(ii)         Within ten (10) Business Days of delivery of the Dispute Notice, the Parties’ designated representatives will meet (and will continue to meet as often as the Parties choose) to gather and furnish to one-another the information necessary and appropriate to resolve the dispute. The designated representatives will discuss the problem and attempt to resolve the dispute without any additional formal proceeding.

(iii)        If, within twenty (20) Business Days of the delivery of the Dispute Notice, the designated representatives are unable to resolve the dispute, either Party may escalate the dispute to the appropriate senior manager(s) within their organization. The senior managers of each Party will then meet (and continue to meet as often as the Parties choose) to attempt in good faith to resolve the dispute.

(iv)        All negotiations pursuant to this Section 8.4 will be confidential and will be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

(v)         Either Party may end an informal dispute resolution process at any time and for any reason.

(b)          If the informal dispute resolution above is not initiated or, if initiated, does not resolve the dispute, either Party may pursue its rights in litigation. In all such cases the Parties agree and consent to the exclusive jurisdiction of the State of Delaware. Each Party shall bear its own costs, including all attorneys’ fees, incurred in litigation arising under this Agreement. If the court awards a temporary restraining order, preliminary injunction, or other interim equitable relief to either Party, the Party receiving such relief shall not be required to post a bond (if permitted by Law).

(c)          The Parties agree that they shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with Section 8.4(b).

8.5         Cumulative Remedies. Customer’s rights and remedies under this Agreement are cumulative and are in addition to any other rights and remedies available at Law, equity or otherwise.

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8.6          Non-Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by any Party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

8.7          Assignments and Subcontracts. Except as set forth in Section 2.2, this Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign or subcontract this Agreement, or any of its rights, interests or obligations hereunder (whether voluntarily or involuntarily, by operation of Law or otherwise), without the prior written consent of the other Party.

8.8          Status of the Parties. Each Party hereby represents and warrants that it is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer with the other Party; that the persons performing the services hereunder are not agents or employees of the other Party; that each Party has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all its employees, agents and subcontractors assisting in such performance; that each Party shall be solely responsible for all matters relating to payment of such employees, including compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters; and that each Party shall be responsible for its acts and the acts of all agents, employees and contractors employed by it during its performance under this Agreement. Neither Party shall hold itself out as having authority to create binding obligations for the other Party, nor create or purport to create any binding obligations for the other Party whatsoever.

8.9          Headings. The Section headings included throughout this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

8.10        Acceptance and Signatures in Counterparts. This Agreement shall not be effective unless and until it is signed by all Parties, and cannot be accepted by any other means. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or email transmission shall be as effective as an original executed signature page.

8.11        Construction. This Agreement has been negotiated and drafted by both Parties, and neither Party shall be considered the drafter or primary drafter of this Agreement. Notwithstanding any rule of construction to the contrary, the Parties agree that this Agreement shall not be interpreted against either Party on the basis that such Party was the drafter or primary drafter of the Agreement.

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8.12        Insurance. During the Term and for a period of two years thereafter, each Party shall, at its own expense, maintain and carry insurance in full force and effect which includes, but is not limited to, commercial general liability (including product liability) in a sum no less than Five Million US Dollars ($5,000,000 UDS) and workers’ compensation coverage consistent with statutory requirements with financially sound and reputable insurers. Upon Customer’s request, Supplier shall provide Customer with a certificate of insurance from Supplier ‘s insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Customer as an additional insured. Supplier shall provide Customer with thirty (30) days’ advance written notice in the event of a cancellation or material change in Supplier ‘s insurance policy. Except where prohibited by law, Supplier shall require its insurer to waive all rights of subrogation against Customer ‘s insurers and Customer or the Customer Indemnified Parties.

8.13        Amendment; Complete Agreement.

(a)           Amendment. Except as otherwise provided herein, this Agreement may be varied or amended only by the written and signed agreement of the Parties through their Authorized Representatives, specifically referring to this Agreement.

(b)           Complete Agreement. This Agreement and other documents expressly incorporated by reference herein, constitute the complete and exclusive statement of the terms of the Agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous communications, with respect to the subject matter hereof, including, without limitation, that certain Confidential Indicative Term Sheet for Potential Strategic Relationship Between Johnson Controls International plc and Supplier dated January 12, 2017. No statement or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof, and neither Party shall claim any modification or rescission from any provision hereof unless such modification or rescission is in writing and signed by the Authorized Representative of the other Party.

8.14        Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, then to the fullest extent permitted by applicable Law such provision will be severed and shall not be considered part of this Agreement. All other provisions of this Agreement shall remain in full force and effect. However, in the event such provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a valid and enforceable replacement for the provision that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by applicable Law, the Parties waive any provision of Law that would render any provision of this Agreement invalid, illegal or unenforceable in any respect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have as of the Effective Date duly executed this Agreement.

SUPPLIER:		CUSTOMER:

Aqua Metals, Inc.		Johnson Controls Battery Group, Inc.

By:	/s/ Dr. Stephen R. Clarke	By:	/s/ Brian Stiel
	Dr. Stephen R. Clarke,		Brian Stiel,
	Chief Executive Officer		EVP and Chief Financial Officer

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